Prospect Energy Corporation Changes Name to Prospect Capital Corporation

NEW YORK, NY -- 05/03/2007 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it is changing its name to Prospect Capital Corporation.

"Energy and industrial-related companies, including those in the oil and gas, midstream, power, oilfield service, and other energy sectors, continue to be the most significant area of our focus, and our transaction pipeline in those areas is more robust than we have ever had," said John Barry, chief executive officer of Prospect. "We are changing our name for several reasons. First, we want to clear up any marketplace confusion by stating that we are an investment company, not an operating company. Second, we want to reflect the diversification of the existing portfolio, which includes investments in sectors such as marine transportation, metal services, construction, infrastructure, manufacturing, environmental services, and government contracting. Third, we seek to provide financing for acquisitions and recapitalizations for other private equity sponsors across various industries, and the name change will help with this important initiative. Fourth, we want to maximize our corporate credit facility advance rates and minimize our debt cost of capital as we grow, and we believe diversification will enable us to achieve those goals. We believe this name change is in the best interest of our shareholders."

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577